Exhibit 10.34

LEASE AGREEMENT

BETWEEN

GREENVILLE COUNTY, SOUTH CAROLINA

AND

GENERAL NUTRITION PRODUCTS, INC.

Dated

as of

November 1, 1998

i

ii

LEASE AGREEMENT

THIS LEASE AGREEMENT, dated as of November 1, 1998, by and between GREENVILLE COUNTY, SOUTH CAROLINA (the “County”), a body politic and corporate and a political subdivision of the State of South Carolina, acting by and through its County Council, the governing body of said County, and General Nutrition Products, Inc., a corporation organized and existing under the laws of the State of South Carolina (the “Company”).

W I T N E S S E T H:

IN CONSIDERATION of the respective representations and agreements hereinafter contained and other value, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.   Rules of Construction, Use of Defined Terms.  Unless the context clearly indicates otherwise, in this Agreement words and terms defined in Section 1.2 hereof are used with the meanings ascribed thereto.  The definition of any document shall include any amendments to that document, unless the context clearly indicates otherwise.

From time to time herein reference is made to the term taxes or ad valorem taxes.  All or portions of the Facilities are or will be located in a Multicounty Industrial Park and are exempt from ad valorem taxation under and by virtue of the provisions of Paragraph D of Section 13 of Article VIII of the S.C. Constitution (the “MCIP Provision”).  With respect to Facilities located in a Multicounty Industrial Park, references to taxes or ad valorem taxes means the payments in-lieu-of taxes provided for in the MCIP Provision, and, where this Agreement refers to payments of taxes or Payments-in-Lieu-of-Taxes to County Treasurers, such references shall be construed to mean the payments to the counties participating in such a Multicounty Industrial Park.

SECTION 1.2.   Definitions.

“Act” means Title 4 Chapter 12, Code of Laws of South Carolina 1976, as in effect on the date hereof and, to the extent such amendments are specifically made applicable to this Agreement or the Facilities, as the same may be amended from time to time; provided that if any such amendment shall be applicable only at the option of the County or the Company, then such amendment shall only be applicable with the consent or at the request of the Company.

“Agreement” means this Lease Agreement dated as of November 1, 1998, between the County and the Company.

“Annual Infrastructure Credit” means an annual credit granted by the County to the Company for 15 years beginning in 1999 in an amount equal to 45% of the Payments-in-Lieu-of-Taxes for the purpose of defraying a portion of the cost of the Infrastructure Improvements of the Company pursuant to Section 4-12-30(K)(3) of the Act, and/or Section 4-1-175 of the Code of Laws of South Carolina, as amended; provided, however, that in the event the Company is no longer entitled to make the reduced Payments-in-Lieu-of-Taxes as provided in Section 4.6(c), the amount of this credit shall nevertheless be calculated as if such reduced Payments-in-Lieu-of-Taxes were applicable and paid from the fee payments received pursuant to the Multicounty Industrial Park.

“Applicable Governmental Body” means each governmental entity within the State having jurisdiction over or the right to approve or disapprove any or all of the Documents.

“Bill of Sale” means the Bill of Sale dated as of November 1, 1998, by which the Company transfers title to the Equipment to the County and shall include all exhibits, schedules and amendments thereto as provided herein and any subsequent bills of sale by which title to any other Equipment comprising part of the Facilities is conveyed to the County.

“Buildings” means those certain buildings and all other structures and facilities forming a part of the Facilities which are located or will be located on the Land in the County during the Project Acquisition Period as described on Exhibit C.

“Chairman” means the Chairman of County Council (or the person or person authorized to perform the duties thereof in the absence of the Chairman).

“Clerk” means the Clerk of County Council (or the person or persons authorized to perform the duties thereof in the absence of the Clerk).

“Company” means General Nutrition Products, Inc., a corporation duly organized under the laws of the State of South Carolina.

“County” means Greenville County, South Carolina, and its successors and assigns.

“County Council” means the County Council of the County.

“Deed” means the Deed dated as of November 1, 1998, by which the Company transfers title to the Land and the Buildings to the County, any amendments thereto and any subsequent deeds by which title to any other real property comprising part of the Facilities is conveyed to the County.

“Documents” means the Ordinance, this Agreement, the Deed and the Bill of Sale.

“DOR” means the South Carolina Department of Revenue and any successor thereto.

“Equipment” means all machinery, apparatus, equipment, office facilities, furnishings and other personal property as initially described on Exhibit D, title to which is conveyed to the County under the Bill of Sale.

“Facilities” means the Project and the Non-Filot Assets.

“Inducement Agreement” means the Inducement Agreement and Millage Rate Agreement between the Company and the County, dated as of November 4, 1997, in which the

County agreed, among other things, to a payment in-lieu-of ad valorem property taxes for the Project.

“Infrastructure Improvements” means the Company’s costs of designing, acquiring, constructing, improving or expanding the infrastructure serving the Facilities and for improved or unimproved real estate used in the operation of the Facilities as permitted by Section 4-29-68(A) of the Code of Laws of South Carolina, as amended.

“Land” means the land described on Exhibit A and improvements thereon and other interests in real property included as part of the Facilities.

“Lease Rentals” means the rentals payable by the Company to or at the order of the County pursuant to Section 4.4 of this Agreement.

“Lease Term” means the duration of the leasehold estate in this Agreement with respect to each item of the Facilities, as specified in Section 4.3 hereof.

“Multicounty Industrial Park” means an industrial or business park established by two or more counties acting under the provisions of Section 4-1-170 of the Code of Laws of South Carolina 1976, as amended, and Article VIII Section 13 Paragraph D of the Constitution of the State of South Carolina.

“Net Proceeds,” when used with respect to any insurance or condemnation award, means the proceeds from the insurance or condemnation award remaining after payment of all expenses (including attorneys’ fees and any other collection expenses) incurred in the collection of such proceeds.

“Non-Filot Assets” means any property or allocable portion thereof as set forth in Section 4.6(c)(iv), title to which is acquired by the County and leased to the Company pursuant to this Agreement other than the Project.  Such term may include, without limitation, pollution control facilities exempt from property taxes pursuant to Section 12-37-220(A)(8), Code of Laws of South Carolina 1976, as amended, and, for purposes of Section 4.6(c)(iv), hereof, that portion of any item of Replacement Property to the extent that the income tax basis of such item of Replacement Property exceeds the original income tax basis of the item of Project property which it replaces.  Non-Filot Assets included in the Facilities shall be described in Exhibit E hereto, as amended or supplemented from time to time.

“Non-Title Act” means Title 12 Chapter 44, Code of Laws of South Carolina 1976, as amended.

“Ordinance” means the Ordinance adopted by the County on October 6, 1998, authorizing the lease of the Facilities to the Company.

“Payments-in-Lieu-of-Taxes” means the payments to be made by the Company pursuant to Section 4.6 of this Agreement.

“Permitted Encumbrances” means only those encumbrances existing on any property at the time title to such property is transferred by the Company to the County and any encumbrances to which the Company expressly consents in writing.

“Project” means the Land, the Buildings and the Equipment (including Replacement Property), title to which is or will be held by the County which does not constitute Non-Filot Assets.

“Project Acquisition Period” means the period beginning on February 1, 1998, and ending five years after February 6, 1999, subject to amendment as provided in Section 3.2(c) hereof.

“Replacement Property” means any property acquired or constructed after the Project Acquisition Period as a replacement for any property theretofore forming a part of the Project and disposed of, or deemed disposed of, as provided in Section 4.7 hereof.

“Sites” means the land described on Exhibit B constituting part of the Company’s facilities on which Project property may be placed.

“State” means the State of South Carolina.

ARTICLE II
LIMITATION OF LIABILITY

SECTION 2.1.   Limitation of Liability.  Any obligation which the County may incur for the payment of money as a result of the transactions described in the Documents shall never constitute an indebtedness of the County within the meaning of any State constitutional provision or statutory limitation and shall never create a pecuniary liability of the County or a charge upon its general credit or against its taxing powers but shall be payable solely out of the funds received by it under the Documents.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 3.1.   Representations and Warranties of the County.  The County makes the following representations and warranties to the Company and covenants with the Company as follows:

(a)           The County is a body politic and corporate and a political subdivision of the State and is authorized and empowered by the Act to execute the Documents to which it is a party and to fulfill its obligations described in the Documents.  By proper action, the County Council has duly authorized the execution and delivery of the Documents to which the County is a party and has taken all such action as is necessary to permit the County to enter into and fully perform the transactions required of it under the Documents.

(b)           Neither the execution and delivery of the Documents, nor the consummation and performance of the transactions described in the Documents, violate, conflict with or will result in a breach of any of the terms, conditions or provisions of any agreement, restriction, statute, law, rule, order or regulation to which the County is now a party or by which it is bound.

(c)           There is no action, suit, proceeding, inquiry or investigation at law or in equity before or by any judicial or administrative court or agency, public board or body, pending or threatened, against or affecting the County, wherein an unfavorable decision, ruling or finding may or would adversely affect the County or the consummation of the transactions described in the Documents.

(d)           Neither the existence of the County nor the rights of any members of County Council to their offices is being contested and none of the proceedings taken to authorize the execution, delivery and performance of such of the Documents as require execution, delivery and performance by the County has been repealed, revoked, amended or rescinded.

(e)           All consents, authorizations and approvals required on the part of the County, the State and all other Applicable Governmental Bodies in connection with the execution, delivery and performance by the County of such of the Documents as require execution, delivery and performance by the County have been obtained and remain in full force and effect as of the date hereof or will be obtained.

(f)            The Documents to which the County is a party are (or, when executed, will be) legal, valid and binding obligations of the County enforceable against the County in accordance with their respective terms, except as such terms may be limited by laws affecting creditors’ rights generally.

SECTION 3.2.   Covenants by the County.  The County covenants with the Company as follows:

(a)           The County agrees (i) to accept and hold title by Deed from the Company to the Land and the Buildings existing thereon and does hereby authorize, ratify and confirm the actions of the Company in constructing and completing construction of the Buildings, (ii) to accept and hold title in accordance with the Bill of Sale to the Equipment and does hereby authorize, ratify and confirm the actions of the Company in acquiring or completing the acquisition and installation of the Equipment, and (iii) to take such reasonable actions as may be requested by the Company in connection with the Project and in accordance with the Act all for the purposes of promoting industrial development, developing trade, and utilizing and employing the manpower and natural resources of the County and the State.  Except as required by statute or law or the Documents, the County will take no action with respect to the Project unless authorized or requested to do so by the Company.

(b)           Based upon information provided by the Company under Section 3.4(b), on or about July 30 of each year during the Project Acquisition Period the County will amend the descriptions of the Land, the Buildings and Equipment to the extent necessary to reflect components of the Facilities placed in service or disposed of during the prior year.  Based upon information provided by the Company under Section 3.4(b), on or about July 30 of each year after the Project Acquisition Period, the County will revise the descriptions of the Land, the Buildings and Equipment to the extent necessary to reflect (i) Replacement Property placed in service during the prior year or (ii) any portion of the Facilities disposed of or sold during the prior year.

(c)           Upon receipt of written request from the Company, the County agrees to consider favorably any request the Company may make for an extension of the Project Acquisition Period in accordance with and up to the limits permitted under Section 4-12-30(C)(2) of the Act and file with the DOR a copy of such extension within 30 days of the date of execution thereof by the County.

SECTION 3.3.   Representations and Warranties of the Company.  The Company makes the following representations and warranties to the County:

(a)           The Company is a corporation duly organized and validly existing under the laws of the State of South Carolina.  The Company has full corporate power to execute and deliver the Documents to which it is a party and to fulfill its obligations described in the Documents.

(b)           Neither the execution and delivery of the Documents to which the Company is a party, nor the consummation and performance of the transactions described in the Documents violate, conflict with, or will, to its knowledge, result in a material breach of any of the material terms, conditions or provisions of any agreement, restriction, statute, law, rule, order or regulation to which the Company is now a party or by which it is bound or will constitute a default under any of the foregoing, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Company which materially restricts the Company’s ability to make any payments hereunder, other than as may be created or permitted by this Agreement.

(c)           There is no action, suit, proceeding, inquiry or investigation at law or in equity before or by any judicial or administrative court or agency, public board or body, pending or threatened, against or affecting the Company wherein an unfavorable decision, ruling or finding may or would adversely affect the Company or the consummation of the transactions described in the Documents.

(d)           All consents, authorizations and approvals required on the part of the Company in connection with the Documents and the transactions contemplated thereby and the acquisition, construction and installation of the Project have been obtained and remain in full force and effect or will be obtained.

(e)           The Documents to which the Company is a party are (or, when executed, will be) legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such terms may be limited by laws affecting creditors’ rights generally.

SECTION 3.4.   Covenants of the Company.  The Company covenants with the County as follows:

(a)           Simultaneously with the execution and delivery hereof, the Company (i) will convey by the Deed title to the Land and the Buildings, subject to any existing liens or encumbrances, and will agree, and does hereby agree, to construct or complete the construction of the Buildings within the Project Acquisition Period, (ii) will convey by the Bill of Sale title to the Equipment and will proceed to acquire or complete the acquisition and installation of the Equipment within the Project Acquisition Period, and (iii) will do all other things deemed necessary by the Company in connection with the Facilities; provided, however, that the requirements hereof shall not be construed so as to limit the Company’s ability to determine what constitutes the Facilities and when the Facilities are completed in accordance with Section 4.10 hereof.  From and after the effective date of the Deed and the Bill of Sale, the Company agrees that title to any Land, Buildings or Equipment to be included in the Facilities shall vest in the County immediately upon being placed in service as a part of the Facilities without further action by the Company.

(b)           It is the intention of the Company that title to the Facilities vest in the County with respect to such of the Facilities as exist on the date of the Deed and the Bill of Sale and that thereafter, title to the Facilities will vest in the County immediately upon being placed in service.  In order to provide record notice to third parties and to provide certainty for tax and such other purposes as may be necessary, the Company shall comply with the procedures set forth in this paragraph.  Annually on or about July 15 of each year during the Project Acquisition Period the Company will execute exhibits or schedules to the Deed, the Bill of Sale and this Agreement to identify components of the Facilities placed in service during the prior year, in each case designating such of the Land, Buildings and Equipment as are appropriate as Non-Filot Assets.  On or about July 15 of each year after the Project Acquisition Period, the Company will execute such exhibits or schedules to the Deed, the Bill of Sale and this Agreement to identify Replacement Property placed in service during the prior year and to indicate any portion of the Facilities that have been disposed of or sold during the prior year.  In each case, simultaneously therewith the Company will provide the County with such revisions or replacements to the Exhibits as are appropriate to reflect changes to the Facilities.

ARTICLE IV
LEASE TERM; PROPERTY; RENTAL;
PAYMENTS-IN-LIEU-OF-TAXES

SECTION 4.1.   Demise of the Facilities.  The County demises and leases to the Company, and the Company leases from the County, the Facilities, at the Lease Rentals set forth in Section 4.4 hereof, and otherwise in accordance with the provisions of this Agreement.

SECTION 4.2.   Conveyance of Title to Facilities.  Simultaneously herewith, the Company is delivering the Deed and the Bill of Sale to convey to the County title to the Land, Buildings and Equipment in existence on the date hereof.  As and when additional property is placed in service as part of the Facilities (including Replacement Property as provided in Section 4.7 hereof), the Company acknowledges that title to such property shall vest in the County immediately and such property shall thereupon become a part of the Facilities and subject to the provisions of this Agreement.  In addition to the instruments referred to in Section 3.4(b) hereof, upon request of the County, the Company shall execute and deliver to the County such instruments of conveyance, if any, as shall be required to confirm that title to such property shall be in the name of the County.

SECTION 4.3.   Lease Term.  The County agrees to deliver to the Company sole and exclusive possession of each item of the Facilities on the same date that title to each such item vests in the County pursuant to Section 3.4, and to grant the Company such sole and exclusive possession of each such item for the term beginning on such vesting date and continuing until the end of the 20 years after the 31st day of December in the year of such vesting date; provided that the maximum term hereof shall not be later than December 31, 2025.  The Company shall have sole and exclusive possession of the Facilities during the term hereof.  This Agreement shall terminate with respect to the Facilities or any part thereof upon the earliest to occur of (a) payment of the final installment of Payments-in-Lieu-of-Taxes pursuant to Section 4.6(b) hereof, or (b) exercise by the Company of its option to purchase and terminate pursuant to Section 11.1 hereof.

SECTION 4.4.   Lease Rentals.  Beginning with the commencement date of this Agreement and during the term hereof, the Company shall pay as rent for the Facilities the sum of One Dollar ($1) per year.  All installments of Lease Rentals shall be payable in advance on the first day of each year during the term of this Agreement.  The Company, at its option, may prepay all or any part of the total Lease Rentals to be paid under this Agreement.

SECTION 4.5.   Place of Rental Payments.  The Lease Rentals provided for in Section 4.4 hereof shall be paid directly to the County at the address specified in Section 12.1 of this Agreement.

SECTION 4.6.   Payments-in-Lieu-of-Taxes.  The parties acknowledge that under Article I, Section 3 of the South Carolina Constitution, the Facilities are exempt from ad valorem property taxes.  However, the Company shall be required to make the Payments-in-Lieu-of-Taxes with respect to the Facilities as provided in this Section 4.6.  In accordance with the Act, and unless this Agreement is sooner terminated, the Company shall make annual Payments-in-Lieu-of-Taxes with respect to the Facilities, said payments being due and payable and subject to enforcement and penalty assessments in the manner prescribed by the Act.  Such amounts shall be calculated and payable as follows:

(a)           With respect to Non-Filot Assets and with respect to any undeveloped Land and any other property which has not been placed in service, the Company shall pay to the County Treasurer any Payments-in-Lieu-of-Taxes owed to the County and, if and as appropriate, any municipality, school district or other political unit or units wherein such property shall be located, in such amounts as would result from taxes levied on such property by the County and such municipality, school district or other political unit or units, if the Non-Filot Assets were owned by the Company, but with such reductions as may reflect any tax exemptions which would be afforded to the Company if it were the owner of such property.  Such payments shall be made at the times, in the manner and to the persons as payments of taxes would otherwise be made.

(b)           The time during which fee payments are made pursuant to subsection (a), above, with respect to Facilities which are not yet part of the Project shall not be considered part of the maximum periods provided for Payments-in-Lieu-of-Taxes in Section 4-12-30(C)(2) and (3) of the Act, and this Agreement shall not be considered an “initial lease agreement” with respect to such property for purposes of Section 4-12-30 of the Act unless and until the first day of the calendar year for which Payments-in-Lieu-of-Taxes are due under subsection (c), below.

(c)           (i) The Company has agreed to make an annual Payment-in-Lieu-of-Taxes with respect to the Project in an amount not less than the property taxes that would be due with respect to such property, if it were taxable, but using an assessment ratio of 6.0%; a millage rate equal to the legally levied cumulative property tax millage rate applicable on June 30, 1997; and a fair market value estimate determined by the DOR as follows:

(A)          for the real property, using the original income tax basis for South Carolina income tax purposes without regard to depreciation; provided, however, if real property is constructed for the fee or is purchased in an arm’s length transaction, fair market value will be deemed to equal the original income tax basis; otherwise, the DOR will determine fair market value by appraisal; and

(B)          for personal property, using the original income tax basis for South Carolina income tax purposes less depreciation allowable for property tax purposes, except that the Company is not entitled to any extraordinary obsolescence.

(ii)           The Company shall make Payments-in-Lieu-of-Taxes for each year during the term hereof beginning with 1999.  The Payments-in-Lieu-of-Taxes shall be made to the County Treasurer on the due dates which would otherwise be applicable for ad valorem property taxes for the Project, with the first payment being due on the first date following the delivery of this Agreement when, but for this Agreement, such taxes would have been paid with respect to the Project.

(iii)          If the Company does not meet the $46,500,000 minimum investment requirement within the applicable five-year period as required by the Inducement Agreement, the Project shall revert retroactively to the payments required by Section 4-12-20 of the Act.  In addition, if at any time during the term of this Agreement following such five-year period, the Company’s investment based on income tax basis without regard to depreciation falls below the $5 million minimum investment required under Section 4-12-30(O) of the Act, the Payments-in-Lieu-of-Taxes provided under clause (i) above shall no longer be available, and the Company shall be required to make the payments due under Section 4-12-20 for the remainder of the Lease Term.

(iv)          Any property placed in service as part of the Project during the Project Acquisition Period shall be included in the calculation of payments pursuant to paragraphs (c)(i) and (ii), above, for a period not exceeding 20 years following the year in which such property was placed in service.  Replacement Property shall be included (using its income tax basis) in the calculation of payments pursuant to paragraphs (c)(i) and (ii), above, but only up to the original income tax basis of property which is being disposed of in the same property tax year.  To the extent that the income tax basis of the Replacement Property exceeds the original income tax basis of the property which it is replacing, the portion of such property allocable to the excess amount shall represent a Non-Filot Asset and be subject to payments as provided in subsection (a) above.

Replacement Property is entitled to the fee payment pursuant to this paragraph (c) for the period of time remaining on the 20-year fee period for the property which it is replacing; provided, however, that where a single item of property replaces two or more items of property, the fee period for such Replacement Property shall be measured from the earliest date on which any item of property it replaces first became subject to Payments-in-Lieu-of-Taxes.

Notwithstanding any other provision of this Section 4.6, the County hereby agrees that each year the Company automatically shall be entitled to receive and take a credit against its Payments-in-Lieu-of-Taxes in an amount equal to the Annual Infrastructure Credit.

(d)           At the conclusion of the payments determined pursuant to subsection (c) above, with respect to each item of property included in the Project, the Company shall make annual payments with respect to each such item of property in accordance with subsection (a) above, except that such property must be assessed as follows:

(i)            with respect to real property, shall be based on the fair market value as of the latest reassessment date for similar taxable property; and

(ii)           with respect to personal property, shall be based on the then depreciated value applicable to such property under the fee under Section 4-12-30(D) of the Act, and thereafter continuing with the South Carolina property tax depreciation schedule.

SECTION 4.7.   Disposal of Property; Replacement Property.

(a)           In any instance where the Company in its sole discretion determines that any item or items of property included in the Facilities have become, in whole or in part, inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary, the Company may remove such item (or such portion thereof as the Company shall determine) or items and (on behalf of the County) sell, trade in, exchange or otherwise dispose of it or them (as a whole or in part) without any responsibility or accountability to the County therefor and the County agrees to cooperate with the Company in any such disposition and execute such deeds, bills of sale or other instruments as may be requested of it by the Company.  The loss or removal from the Facilities of any property, or any portion thereof, as a result of fire or other casualty or the circumstances described in Section 8.5 hereof, shall be deemed to be a disposal of such property, or portion thereof, pursuant to this Section 4.7.  The removal (or deemed removal) from the Facilities of any property or portion thereof pursuant to the provisions of this Section 4.7 shall not entitle the Company to any abatement or diminution of the Lease Rentals payable under Section 4.4 hereof.  However, subject to the provisions of this Section 4.7 with respect to Replacement Property and the requirement of Section 4-12-30(O) of the Act, the Payments-in-Lieu-of-Taxes required by Section 4.6 hereof shall be reduced by the amount thereof applicable to any property included in the Project, or part thereof, disposed of, or deemed disposed of, pursuant to this Section 4.7(a).

(b)           The Company may, in its sole discretion, replace, renew or acquire and/or install other property in substitution for, any or all property or portions thereof disposed of, or deemed disposed of, pursuant to Section 4.7(a) hereof.  Any such property may, but need not, serve the same function, or be of the same utility or value, as the property being replaced.  Absent a written election to the contrary made at the time of filing the first property tax return that would apply to such property, such property shall be treated as Replacement Property.  Simultaneously with filing such property tax return, the Company shall provide the County with an instrument or instruments identifying such property and confirming the conveyance of title to all or such portion of any property to the County and identifying the item or items of property which such property replaces and the date when the first such item of property became subject to Payments-in-Lieu-of-Taxes under Section 4.6 hereof; provided, however, that such notice is not required to effect such conveyance under the terms hereof and no failure to provide such notice shall adversely affect the status of such property as Replacement Property hereunder.

(c)           Such a disposition sale shall also be treated as removing the investment for purposes of measuring the compliance by the Company with the requirements of Section 4-12-30(O).

SECTION 4.8.   Certain Income Tax Matters.  The Company shall be entitled to all state and federal investment tax credits, allowances for depreciation and other similar tax relief provisions relating to the Facilities, and the County agrees to do all things necessary or proper to confirm this right, provided the Company shall pay the reasonable expenses incurred in that undertaking.

SECTION 4.9.   Covenant of Quiet Possession.  The County does not make any representation or covenant that the Company shall have quiet and peaceable possession of the Project; provided, however, the County agrees that it will not take or cause another party to take any action to interfere with the Company’s peaceful and quiet enjoyment of the Project.  In the event peaceful and quiet enjoyment of the Project shall be denied to the Company or contested by anyone, the County shall, upon request of the Company, join where necessary in any proceeding to protect and defend the quiet enjoyment of the Company, provided that the Company shall pay the cost of any such proceeding and shall reimburse and indemnify and hold harmless the County from any cost or liability resulting therefrom.

SECTION 4.10.   Completion of Facilities.  The Company agrees to effect the completion of the Facilities and to pay all costs thereof; provided, however, that the Company shall have the sole and exclusive right to determine what constitutes the Facilities and when the Facilities are completed.  The Facilities will involve an investment of at least $5 million within the meaning of Section 4-12-10 of the Act.  The total investment by the Company will be not less than $46,500,000.

SECTION 4.11.   Permitted Encumbrances.  The County shall not permit the Facilities to be subjected to any liens or encumbrances other than Permitted Encumbrances.

ARTICLE V
PROPERTY TAX EXEMPTION AND ABATEMENT

SECTION 5.1.   Protection of Tax Exempt Status of the Project.  In order to insure that the Project is not and will not become subject to ad valorem property taxes under the laws of the State of South Carolina or any political subdivision thereof, the County and the Company covenant that:

(i)            all right and privileges granted to either party under this Agreement or any other Documents shall be exercised so that if any conflict between this Section and any other provision in any document shall arise, then in that case, this Section shall control;

(ii)           the County and the Company have not committed or permitted and will not commit or permit (as to any act over which either has control), except in accord with this Agreement, any act which would cause the Project to be subject to ad valorem property taxes by the County or political subdivision of the State of South Carolina in which any part of the Facilities is located; and

(iii)          the Company will maintain the identity of the Facilities as a “project” in accordance with the Act.

SECTION 5.2.   Rescission and Reversion in the Event of Termination.  In the event it shall be conclusively and finally determined by a court of competent jurisdiction that the Facilities or any portion thereof are subject to State, County, or other local property taxes, then, at the option of the Company, the provisions of Section 12.3 hereof shall apply, either to the Facilities as a whole or to such portion thereof as the Company may elect.

ARTICLE VI
CONSTRUCTION AND ENFORCEMENT

SECTION 6.1.   Agreement to Acquire the Project.  Subject to the provisions of Section 4.10 hereof, the Company agrees to complete the acquisition of the Buildings and installation of the Equipment in no event later than the end of the Project Acquisition Period.

SECTION 6.2.   Enforcement of Rights and Remedies Against Third Parties.  The Company covenants that it will take such action and institute such proceedings as it shall deem necessary to cause and require all contractors and material suppliers to complete their contracts with respect to the Facilities diligently in accordance with the terms of said contracts, including, without limitation, the correcting of any defective work, with all expenses incurred by the Company in connection with the performance of its obligations under this Section 6.2 to be considered part of the Facilities, and the County agrees that the Company may, from time to time, in its own name or in the name of the County, take such action as may be necessary or advisable, as determined by the Company, to ensure the completion of the Facilities in accordance with the terms of such construction contracts relating to the Facilities, to ensure the proper operation of the Equipment, to ensure the peaceable and quiet enjoyment of the Facilities for the Lease Term, and to ensure the performance by the County of all covenants and obligations of the County under this Agreement, with all costs and expenses incurred by the Company in connection therewith to be considered as part of the Facilities.

The Company shall retain and have the right to enforce all agreements made between the Company and any third party applicable to me Facilities or parts thereof as if the Company were the owner of the Facilities.

ARTICLE VII
EFFECTIVE DATE

SECTION 7.1.   Effective Date.  This Agreement shall become effective upon its execution and delivery by the parties hereto unless a later date is specified herein.

ARTICLE VIII
MAINTENANCE AND INSURANCE

SECTION 8.1.   Maintenance and Modifications of Facilities.  The Company agrees that it will, at its own expense, keep or cause to be kept, the Facilities in reasonably safe condition and keep the Facilities in good repair and operating condition, reasonable wear and tear excepted.  The Company may also make or cause to be made from time to time any additions, modifications or improvements to the Facilities that it may deem desirable for its business purposes and that do not adversely affect the use of the Facilities for the purpose for which they are intended and which do not change the nature of the Project as a “project” under the Act.  Unless such additions, modifications or improvements are made during the Project Acquisition Period or constitute Replacement Property, title to any such additions, modifications or improvements shall be in the name of the Company or such other person as may be determined to be appropriate by the Company.

SECTION 8.2.   Insurance Required.  Throughout the Lease Term the Company shall cause the Facilities to be continually insured under a policy or policies of insurance in amounts and subject to such deductions and policy limitations as are usual and customary for similar facilities by a reasonably prudent owner.  In any event, the Company shall maintain a policy or policies of insurance against public liability claims resulting from any accident occurring in, on or about the Facilities, or any part thereof in such amount as is reasonable under the circumstances covering bodily injuries, including death resulting therefrom, and liability for damage to property of others caused thereby.

The Company or any entity affiliated with the Company may provide any part or all of such insurance under a blanket insurance policy or policies which cover not only the Facilities but other properties.  If the Company or any entity affiliated with the Company establishes a self-insurance program covering substantially all comparable property and liabilities of the Company, such self-insurance program shall be deemed to satisfy the requirements hereof.

SECTION 8.3.   Application of Net Proceeds of Insurance.  The Net Proceeds of the insurance carried pursuant to the provisions of Section 8.2 hereof shall be paid to the Company and applied by the Company as it, in its sole discretion, shall deem advisable; provided, however, that neither damage to nor any destruction of all or any portion of the Project shall affect the Company’s obligation to pay rents and make other payments as required under Article IV hereof, except as therein provided.

SECTION 8.4.   Prosecution of Claims, Negotiation, Compromise and Settlement.  All claims made under any insurance policies carried pursuant to the requirements of Section 8.2 hereof, regardless of amount, may be adjusted by the Company with the insurers.  All claims against contractors, subcontractors, vendors or suppliers with respect to the Facilities shall be made solely by, and at the expense of, the Company including whether by negotiation, compromise, arbitration or through legal action.  The Company shall have me sole right to initiate any claims for liability or damages to the Facilities or any part thereof arising by virtue of the willful or negligent conduct of others or the breach of any contractual obligation, warranty or other conduct.  The County agrees that, if and to the extent any question arises as to the right of the Company to initiate, pursue or defend any claim, the County shall execute such document or documents and take such other action as may be requested by the Company; provided that the County shall be entitled to confirmation of indemnification and the payment of any reasonable costs or expenses incurred by it in connection herewith.

SECTION 8.5.   Condemnation.  In the event that title to, or the temporary use of, the Facilities or any part of the Facilities shall be taken under the exercise or threat of the power of eminent domain by any governmental body or by any person, firm or corporation acting under governmental authority, the Company shall be entitled to all the Net Proceeds therefrom and the County shall take such action as is necessary to effect such payment.  The Company shall have sole right to negotiate or contest any such condemnation or taking and the County shall take such action as is requested of it to afford the Company such rights, provided that all expenses of the County in connection therewith shall be paid by the Company as additional rental hereunder.

SECTION 8.6.   Inducement.  The County and the Company acknowledge that (i) pursuant to the Act, no part of the Project owned by the County will be subject to taxation in the State, (ii) under present law the income and profits (if any) of the County from the Project are not subject to either United States or State taxation, (iii) under present law there is no tax imposed upon leasehold estates in the State, and (iv) these factors, among others, have induced the Company to enter into this Agreement.

However, in addition to the payments in lieu of taxes and any other taxes and governmental charges that may lawfully be assessed, levied, or imposed against the Company, the Company will pay, as the same become due, all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project and all general assessments and charges lawfully made by any governmental body for general public improvements that may be levied with respect to the Project.

ARTICLE IX
SPECIAL COVENANTS

SECTION 9.1.   Title to and Operation of the Facilities.  The County shall own legal title to the Facilities subject to the provisions of this Agreement and shall not, without written direction and authorization of the Company, assign, transfer, convey or otherwise encumber any interest in the Facilities to any person or party except the Company as provided herein.

SECTION 9.2.   No Warranty of Condition or Suitability by the County.  The County makes no warranty, either express or implied, as to the condition of the Facilities, or that they are or will be suitable for the Company’s purposes or needs.

SECTION 9.3.   County’s Right of Access to the Facilities and Company Records.  The County acknowledges and understands that the Company utilizes trade secrets and other confidential and proprietary information in the conduct of its business and that any disclosure of that information, including financial, sales and manufacturing information, would result in substantial harm to the Company and could thereby have a significant detrimental impact on the Company and the County.  Therefore, the County agrees that, without the prior express written permission of the Company, it will not (i) request or be entitled to receive any such confidential and proprietary information, (ii) request or be entitled to inspect the Facilities or any property associated therewith, or (iii) disclose or otherwise divulge any such confidential and proprietary information to any other person, firm, governmental body or agency, or other entity, except as required by law and after providing to the Company notice of such proposed action and the opportunity to contest.  The Company acknowledges that the DOR shall have access to the Facilities for purposes of valuing items of property included in the Facilities in determining the amount of Payments-in-Lieu-of-Taxes to be made under Section 4.6 hereof.  In the event of a subsequent change in law which directs County officials rather than DOR officials to value such items of property, the appropriate County official shall have access to the Facilities for such purpose.

Any and all information relating to the ownership, operation, activities, plans or prospects of the operations of the Company which are made available (the “Information”) as a result of an inspection by any employee, agent or representative of the County shall be kept strictly confidential by the County, its employees, agents and representatives and not be disclosed except as required by law.  The County shall procure a written acknowledgment of the obligation to retain the confidentiality of the Information from any employee, agent or representative who may inspect the property.  The County shall take appropriate action against any employee, agent or representative which violates the terms of this prohibition.

SECTION 9.4.   Affirmative Covenants.  During the Lease Term, the Company will comply with all statutes and governmental regulations and pay promptly, prior to delinquency, all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations, which if unpaid, might become a lien against the Facilities, except liabilities and compliance obligations being contested in good faith.

SECTION 9.5.   Indemnification.

(a)           The Company shall and agrees to hold the County and its officers, agents and employees harmless from all pecuniary liability (including any claim for damage to property or any injury or death of any person occurring in connection with the planning, design, acquisition and carrying out of the Project) and to reimburse them for all expenses to which any of them might be put in the fulfillment of their obligations under this Agreement in the implementation of its terms and provisions.

(b)           Notwithstanding the fact that it is the intention of the parties that neither the County nor any of its officers, agents and employees shall incur any pecuniary liability to any third-party (i) by reason of the terms of this Agreement or the undertakings of the County required hereunder, (ii) by reason of the performance of any act in connection with the entering into and performance of the transactions described in the Documents, or (iii) by reason of the condition or operation of the Facilities, including claims, liabilities or losses arising in connection with the violation of any statutes or regulations, nevertheless, if the County or any of its officers, agents or employees should incur any such pecuniary liability, then in that event the Company shall indemnify and hold harmless the County and its officers, agents and employees against all pecuniary claims by or on behalf of any person, firm or corporation, arising out of the same, and all costs and expenses incurred in connection with any such claim, and upon notice from the County, the Company at its own expense shall defend the County and its officers, agents and employees in any such action or proceeding.  In addition, at the sole discretion of the County, the County shall have the right to obtain independent legal counsel and the expense of such legal counsel shall be borne by the Company.

(c)           Notwithstanding the foregoing, the Company shall not be obligated to indemnify the County or any of its individual officers, agents and employees for expenses, claims, losses or damages arising from the intentional or willful misconduct or gross negligence of the County or any of its individual officers, agents or employees.

(d)           After due investigation, the Company warrants and represents to the County that (i) the facilities are now and at all times hereafter while owned by the Company will continue to be in material and reasonable compliance with all applicable federal, state, and local environmental laws and regulations, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), Public Law No. 96-510, 94 Stat. 2767, 42 USC 9601 et seq., and the Superfund Amendments and Reauthorization Act of 1986 (“SARA’’), Public Law No. 99-499, 100 Stat. 1613, and (ii) either (A) as of the date hereof, to the best of the Company’s knowledge, there are no hazardous materials, substances, wastes or other environmentally-regulated substances (including without limitation, any materials containing asbestos) located on, in or under the Facilities or used in connection with the Facilities, or (B) the Company has, to the extent required by applicable laws and regulations , disclosed to the South Carolina Department of Health and Environmental Control in writing the existence, extent and nature of any such hazardous materials, substances, wastes or other environmentally regulated substances, which the Company is legally allowed to maintain on, in or under the Facilities or use in connection therewith, and the Company has obtained and will maintain all licenses, permits and approvals required with respect thereto, and is in material compliance with all of the terms, conditions and requirements of such licenses, permits and approvals.  The Company hereby indemnifies and agrees to hold the County harmless from and against any damages, fines, charges, expenses, fees, attorney fees and costs incurred by the County in the event the County, as lessor under this Lease, is hereafter determined to be responsible for any remediation costs or in violation of any applicable environmental laws, rules or regulations, as a result of activities other than the activities of the County or its agents, consultants, contractors, successors or assigns.  This indemnity shall survive any foreclosure or deed in lieu of foreclosure.  This indemnity includes, but is not limited to, any damages, claims and fees arising out of any claim for loss or damage to property or persons, contamination of or adverse effect on the environment, or any violation of statutes, ordinances, orders, rules or regulations of any governmental agency or entity, caused by or resulting from any hazardous material, substance or waste previously, now or hereafter on or under, or released from the Facilities.  Notwithstanding anything in this Agreement to the contrary, the provisions of this subsection (d) shall survive termination of this Agreement.

SECTION 9.6.   Assignment, Subleasing and Granting of Interests.

To the maximum extent allowed by applicable law, the County consents to and agrees that this Agreement may be assigned in whole or in part by the Company or any assignee, and security or other interests in any or all of the interest of the Company in this Agreement may be granted or assigned for any purpose, including but not limited to obtaining Project or other financing, and the Facilities may be subleased or otherwise transferred or assigned in whole or in part by the Company to the extent of and upon compliance with any requirements of the provisions of the Act.  The County will at any time and from time to time, promptly upon receiving the Company’s request, subordinate its fee interests in the Facilities or any part thereof.  The County agrees to execute such instruments as may be requested of it to evidence its consent to such assignment, subletting, transfer or subordination.  Any lender or other assignee of the Company may rely upon such consent of the County in connection with any such assignment, subletting, transfer or subordination for any of the purposes contemplated by the Act or otherwise.  However, any assignment by the Company is subject to each of the following conditions:

(a)           No assignment or subleasing shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any such assignment or subleasing the Company shall continue to remain primarily liable for performance and observance of the other agreements on its part herein provided to be performed and observed by it; provided, however, that if the County provides express written consent to relieve the Company from primary and/or secondary liability, the Company shall be relieved of such liability.

(b)           The assignee or sublessee shall assume the obligations of the Company hereunder to the extent of the interest assigned or subleased.

(c)           The Company shall, within ten (10) days after the delivery thereof, furnish or cause to be furnished to the County a true and complete copy of each such assignment or sublease, as the case may be.

SECTION 9.7.   Restrictions on Sale of Facilities by County.  The County agrees that, except as expressly set forth in this Agreement, it will not sell, transfer, convey, mortgage, encumber or otherwise dispose of any part of the Facilities except to or at the direction of the Company or any assignee or transferee thereof and that it will take no action with respect to the Project unless authorized or requested to do so by the Company in writing.

SECTION 9.8.   Installation of Company’s Own Machinery and Equipment.  The Company may from time to time, in its sole discretion and at its own expense install machinery, equipment and other property, including, without limitation, pollution control facilities, on the Land and/or in the Buildings, which may be attached or affixed to the Buildings.  The Company contemplates that such property may include certain property installed during the Project Acquisition Period, as the Company may elect, and will also include all property other than Replacement Property installed by the Company after the Project Acquisition Period.  Title to all such machinery, equipment and other property (other than Replacement Property acquired in accordance with Section 4.7 hereof) shall remain the sole property of the Company and the Company may remove the same from the Land or Buildings or separate it from the Equipment at any time, in its sole discretion and at its own expense; provided, that any damage to the Project resulting from any such removal shall be repaired by the Company at its sole expense.  The Company may create any mortgage, encumbrance, lien or charge on any such machinery, equipment and other personal property.  The County shall not have any interest in or landlord’s lien on any such machinery, equipment or personal property so installed pursuant to this Section 9.8 and all such machinery, equipment and personal property shall be and remain the property of the Company.

SECTION 9.9.   County Cooperation in Certain Matters.  The parties hereto acknowledge that it is their intent that the County’s ownership of the Facilities is for the sole purpose of making available to the Company the benefits intended by the Act.  The County agrees that the Company may, at its own cost and expense and in its own name or in the name of the County:

(i)            prosecute or defend any action or proceeding or take any other action involving third persons which the Company deems reasonably necessary in order to secure or protect its right of possession, occupancy, use and quiet enjoyment hereunder;

(ii)           contest any mechanics’ or other liens filed or established against the Facilities; or

(iii)          contest any taxes, assessments or other governmental charges.

The County hereby agrees to cooperate fully with the Company and, to the extent permitted by applicable law, to take all action necessary to effect the substitution of the Company for the County in any such action, proceeding or contest if the Company shall so request.

SECTION 9.10.   Bankruptcy Matters.  As further consideration to induce the Company to enter into this Agreement with the County, the County agrees that in the event a proceeding under Title 11 of the U.S. Bankruptcy Code is commenced by or against the County, either voluntarily or involuntarily, the County will not oppose or object to any Motion by the Company for Relief from the Automatic Stay in Bankruptcy (11 U.S.C. § 362).

The County acknowledges that it has no equity in the Facilities conveyed to the County by the Company pursuant to the Deed and Bill of Sale and that such Facilities are not and will not be necessary for an effective reorganization of the County.  The County further acknowledges that the Company’s interest in the Facilities can only be adequately protected by the consensual waiver of the bankruptcy stay imposed by 11 U.S.C. § 362 as set forth hereinabove.

ARTICLE X
EVENTS OF DEFAULT AND REMEDIES

SECTION 10.1.   Events of Default Defined.  The occurrence of any one or more of the following events shall be an “Event of Default” under this Agreement:

(a)           If the Company shall fail to make any Payment-in-Lieu-of-Taxes or any other amount required under this Agreement;

(b)           If the Company shall fail to make any Lease Rental or fail to observe or perform any covenant, condition or agreement required herein to be observed or performed by the Company (other than as referred to in Section 10.1(a) hereof), and such failure shall continue for a period of 30 days after written notice of default has been given to the Company by the County; provided if by reason of “force majeure” as hereinafter defined the Company is unable in whole or in part to carry out any such covenant, condition or agreement or if it takes longer than 30 days to cure such default and the Company is diligently attempting to cure such default, to the extent permitted by law, there shall be no Event of Default during such inability.  The term “force majeure” as used herein shall mean circumstances not reasonably within the control of the parties, such as acts, without limitation, of God, strikes, lockouts or other industrial disturbances; war; acts of public enemies; mobilization or military conscription on a large scale; order of any kind of the government of the United States or any State, or any civil or military authority other than the County Council; insurrections; riots; landslides; earthquakes; fires; lightning; storms; droughts; floods; requisitions, confiscation, or commandeering of property; fuel restrictions; general shortages of transport, goods, or energy; or

(c)           If any material representation or warranty on the part of the Company made in the Documents, or in any report, certificate, financial or other statement furnished in connection with the Documents or the transactions described in the Documents shall have been false or misleading in any material respect.

SECTION 10.2.   Remedies on Default.  Whenever any Event of Default shall have happened and be subsisting the County may take whatever action at law or in equity may appear necessary or desirable to collect the payments and other amounts then due or to enforce performance and observance of any obligation, agreement or covenant of the Company, under the Documents.  Although the parties acknowledge that the Facilities are exempt from ad valorem property taxes, the County and any other taxing entity affected thereby may, without limiting the generality of the foregoing, exercise the remedies provided by general law (Title 12, Chapter 49) and the Act relating to the enforced collection of taxes.

SECTION 10.3.   No Remedy Exclusive.  No remedy herein conferred upon or reserved to the County is intended to be exclusive of any other available remedy or remedies, but in each and every instance such remedy shall be cumulative and shall be in addition to every other remedy given under the Documents or now or hereafter existing at law or in equity or by statute; provided, however, that notwithstanding any other provision of this Agreement, the Company shall always be entitled to the prompt reconveyance of title to the Facilities from the County to the Company, based solely upon the Company having paid the Lease Rentals and Payments-in-Lieu-of-Taxes then due, with the County retaining the right to seek a monetary claim against the Company.  Unless otherwise provided herein or in the other Documents, no delay or omission to exercise any right or power shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

SECTION 10.4.   No Additional Waiver Implied by One Waiver.  In the event any warranty, covenant or agreement contained in this Agreement should be breached by the Company or the County and thereafter waived by the other party to this Agreement, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach.

SECTION 10.5.   No Termination of Agreement.  If there shall be an uncured Event of Default (other than failure to make Payments-in-Lieu-of-Taxes) entitling the County to terminate the Company’s right to make reduced Payments-in-Lieu-of-Taxes pursuant to Section 4.6 hereof, the County shall not be entitled to terminate this Agreement without the written consent of the Company if and to the extent necessary for the Company to receive the benefit of the Annual Infrastructure Credit.

ARTICLE XI
OPTIONS IN FAVOR OF THE COMPANY

SECTION 11.1.   Option to Purchase and Terminate.  From time to time and at any time (including without limitation any time during which there may be subsisting an Event of Default) upon at least 30 days’ notice the Company or its designee may purchase and the County agrees to sell, within 60 days of such notice, the Facilities or any portion thereof to the Company or its designee.  Upon the exercise of such option, the Company shall pay an amount equal to One Dollar ($1.00) together with all reasonable costs, fees and expenses of the County in connection with such sale and together with all amounts due to the County under this Agreement and the other Documents except for future Payments-in-Lieu-of-Taxes.  Such a purchase shall be treated as a sale under Section 4-12-30(F)(1) of the Act and this Agreement shall terminate in whole or in part upon such event.  Upon termination of this Agreement and the conveyance referred to in Section 11.2 hereof, the Company or its designee, as owner of the Facilities so conveyed, will become liable for ad valorem property taxes on such Facilities.  Such a sale shall also be treated as removing the investment for purposes of measuring the compliance by the Company with the requirements of Section 4-12-30(O).

SECTION 11.2.   Conveyance on Termination.  At the termination of this Agreement, including the closing of the purchase pursuant to the exercise of the option to purchase granted herein, and upon receipt of the purchase price, the County shall deliver to the Company or its designee within the 60 day notice period referred to in Section 11.1 documents conveying to the Company or its designee limited warranty title to that portion of the Facilities being purchased, as such property then exists, subject to the following:  (i) those liens and encumbrances (if any) to which title to said property was subject when conveyed to the County; (ii) those liens and encumbrances created by the Company; and (iii) Permitted Encumbrances.  The documents aforementioned shall be in form and substance reasonably satisfactory to the Company and the Company’s counsel.

SECTION 11.3.   Non-Title Act.  From time to time and at any time upon at least 30 days’ notice, the Company shall be entitled, to the maximum extent permitted by applicable, law to elect to transfer any or all of the Project property from the fee-in-lieu of taxes arrangements set forth in this Agreement to the arrangements contemplated by the Non-Title Act, and thereby continue, pursuant to the Non-Title Act, the fee-in-lieu of taxes benefits provided under the Act.

SECTION 11.4.   Administrative Action.  With respect to any transfer by the County to the Company or its designee under this Article XI, the parties hereto acknowledge that, pursuant to South Carolina Code Section 4-9-130 and otherwise, the County Council has taken all actions necessary to comply with the commitments set forth in this Article concerning conveyance by the County of title to all or any portion of the Facilities.  Accordingly, any such conveyance of title by the County is acknowledged and agreed to constitute an administrative action not requiring any additional action or public hearing by County Council.

ARTICLE XII
MISCELLANEOUS

SECTION 12.1.   Notices.  All notices, approvals, consents, requests and other communications hereunder shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 12.1:

If to the Company:

300 Sixth Avenue

Pittsburg, PA 15222

Attn:  Chief Legal Officer

Facsimile:  (412)-338-8900

With A Copy To:

Vice President/Controller

1050 Woodruff Road

Greenville, SC 29607-4197

Facsimile:  (864)987-4202

If to the County:

Greenville County, South Carolina

Suite 100, County Square, 301 University Ridge

Greenville, SC 29601

Attn:  Administrator

Facsimile:  (864) 467-7151

Any notice shall be deemed to have been received as follows:  (1) by personal delivery, upon receipt; (2) by facsimile, 24 hours after transmission or dispatch; and (3) by certified mail, 3 business days after delivery to the U.S. Postal authorities by the party serving notice.

SECTION 12.2.   Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon the County and the Company and their respective successors and assigns.

SECTION 12.3.   Rescission and Severability.  In the event that the Act or the Payments-in-Lieu-of-Taxes arrangement described in Section 4.6 hereof is determined to be invalid in its entirety, the parties hereby agree that except as the final judicial decision may otherwise require, the Company shall be entitled to retain any benefits received under or pursuant to this Agreement; otherwise, in the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, that decision shall not invalidate or render unenforceable any other provision of this Agreement, unless that decision destroys the basis for the transaction, in which event the parties shall in good faith attempt to preserve, to the maximum extent possible, the benefits provided to the Company hereunder by either restructuring or reconstituting this Agreement under any then applicable law.

SECTION 12.4.   Payments Due on Saturday, Sunday and Holidays.  Whenever any payment to be made hereunder shall be stated to be due on a Saturday, a Sunday or a holiday, such payment shall be made on the next business day.

SECTION 12.5.   Amendments, Changes and Modifications.  This Agreement may not be amended, changed, modified, altered or terminated without the written consent of the County and the Company.

SECTION 12.6.   Execution of Counterparts.  This Agreement may be executed in several counterparts, only one of which shall be an original for Uniform Commercial Code perfection purposes; provided, however, that any action may be brought upon any counterpart of this Agreement or any counterpart of any document that is attached to this Agreement as an exhibit.

SECTION 12.7.   Law Governing Construction of Agreement.  The laws of the State of South Carolina shall govern the construction of this Agreement.

SECTION 12.8.   Filings.  Whenever the County shall be required to file or produce any reports, notices or other documents during the Lease Term, the Company shall in due time furnish to the County the completed form of such report, notice or other required documents together with a certification by the Company that such document is accurate.  In the event of the failure or refusal of the Company to comply with this provision, the Company agrees to pay the County’s attorneys’ fees and administrative time in producing and filing such report or documents, such amounts to be paid within 30 days after presentation of a statement therefor by the County.

SECTION 12.9.   Net Lease.  This Agreement shall be deemed and construed to be a “net lease,” and the Company shall pay absolutely net during the Lease Term the rent and all other payments required hereunder, free of any deductions, without abatement, diminutions or set-off other than those herein expressly provided.

SECTION 12.10.   Amendment of Inducement Agreement.  To the extent that the terms of this Agreement differ from, or are inconsistent with, the terms of the Inducement Agreement, the parties hereto agree that the Inducement Agreement is hereby amended.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, GREENVILLE COUNTY, SOUTH CAROLINA, and General Nutrition Products, Inc., each pursuant to due authority, have duly executed this Agreement, all as of the date first above written.

GREENVILLE COUNTY, SOUTH CAROLINA

		By:	/s/ Paul B. Wickensimer
Paul B. Wickensimer, Chairman of County Council Greenville County, South Carolina

		By:	/s/ Gerald Seals
Gerald Seals, County Administrator
Greenville County, South Carolina

ATTEST:

By:	/s/ Rebecca H. Davis
Acting Clerk to County Council

WITNESSES:

By:	/s/ Mary P. Culbertson
Witness #1

By:	/s/ Hannah E. Parker
Witness #2

GENERAL NUTRITION PRODUCTS, INC.

By:

WITNESSES:

By:
Witness #1

By:
Witness #2

IN WITNESS WHEREOF, GREENVILLE COUNTY, SOUTH CAROLINA, and General Nutrition Products, Inc., each pursuant to due authority, have duly executed this Agreement, all as of the date first above written.

GREENVILLE COUNTY, SOUTH CAROLINA

By:
Paul B. Wickensimer, Chairman of County Council Greenville County, South Carolina

By:
Gerald Seals, County Administrator
Greenville County, South Carolina

ATTEST:

Acting Clerk to County Council

WITNESSES:

/s/ Bradly E. Post 12/17/98
Witness #1

Witness #2

GENERAL NUTRITION PRODUCTS, INC.

			By:	/s/ Michael Locke

WITNESSES:

By:	/s/ Bradly E. Post
Witness #1

/s/ Sharon C. Peek
Witness #2

STATE OF SOUTH CAROLINA COUNTY OF GREENVILLE	) ) )	PROBATE

PERSONALLY APPEARED before me the undersigned witness who, being duly sworn, says that (s)he saw the Chair of the County Council of Greenville County, South Carolina and the County Administrator of Greenville County, South Carolina, sign the foregoing Lease Agreement, and the Acting Clerk to County Council attest the same, and that (s)he with the other witness witnessed the execution and delivery thereof as the free act and deed of the County.

By:	/s/ Mary P. Culbertson
Witness #1

SWORN TO before me this 15 day of December, 1998.

By:	/s/ Janet P. Koerber
Notary Public for South Carolina

My Commission Expires:  01-14-01

STATE OF SOUTH CAROLINA COUNTY OF GREENVILLE	) ) )	PROBATE

PERSONALLY APPEARED before me the undersigned witness who, being duly sworn, says that (s)he saw the within-named General Nutrition Products, Inc., by its duly authorized officer(s), sign the foregoing Lease Agreement and that (s)he with the other witness witnessed the execution and delivery thereof as the free act and deed of General Nutrition Products, Inc.

By:	/s/ Bradly E. Post
Witness #1

SWORN TO before me this 17th day of December, 1998.

By:	/s/ Sandra F. Harvey
Notary Public for South Carolina
My Commission Expires: 10/10/2001.

EXHIBIT A

DESCRIPTION OF LAND

All that certain piece, parcel, and tract of land situate, lying, and being in the County of Greenville, State of South Carolina, located off of Green Heron Road containing 30,948 square feet or .7105 acres, more or less, and having the following metes and bounds:

Beginning a point located on the northwestern right-of-way of the intersection of Woodruff Road and Green Heron Road and commencing S66°00’00”W for a distance of 859.28 feet to the Point Of Beginning; Thence continuing S66°00’00”W for a distance of 24.12 feet; point; thence turning and commencing N23°01’53”W for a distance of 347.64 feet; thence turning and commencing S66°56’39”W for a distance of 20.22 feet; thence turning and commencing N23°03’21”W for a distance of 49.04 feet; thence turning and commencing N66°56’39”E for a distance of 47.00 feet; thence turning and commencing N66°49’31”E for a distance of 53.88 feet; thence turning and commencing N23°10’29”W for a distance of 26.26 feet; thence turning and commencing S63°11’23”W for a distance of 97.48 feet; thence turning and commencing S71°17’15”W for a distance of 50.49 feet; thence turning and commencing S64°48’42”W for a distance of 262.42 feet; thence turning and commencing S22°55’51”W for a distance of 44.44 feet; thence turning and commencing S68°17’13”W for a distance of 42.09 feet; thence turning and commencing S21°34’45”E for a distance of 5.34 feet; thence turning and commencing S68°17’13”W for a distance of 70.72 feet; thence turning and commencing N21°34’45”W for a distance of 20.68 feet; thence turning and commencing N68°17’13”E for a distance of 70.72 feet; thence turning and commencing S21°34’45”E for a distance of 5.34 feet; thence turning and commencing N68°17’13”E for a distance of 37.91 feet; thence turning and commencing N22°55’51”E for a distance of 44.09 feet; thence turning and commencing N64°48’42”E for a distance of 266.82 feet; thence turning and commencing N71°17’15”E for a distance of 50.35 feet; thence turning and commencing N63°11’23”E for a distance of 151.16 feet; thence turning and commencing S22°50’07”E for a distance of 40 feet; thence turning and commencing S66°49’31”W for a distance of 10 feet; thence turning and commencing N22°50’07”W for a distance of 29.28 feet; thence turning and commencing S63°11’23”W for a distance of 33.66 feet; thence turning and commencing S23°10’29”E for a distance of 26.90 feet; thence turning and commencing S22°51’49”E for a distance of 24.38 feet; thence turning and commencing N66°47’10”E for a distance of 56.01 feet; thence turning and commencing S22°51’49”E for a distance of 23.97 feet; thence turning and commencing N66°47’10”E for a distance of 30.02 feet; thence turning and commencing S22°58’03”E for a distance of 76.41 feet; thence turning and commencing S67°06’29”W for a distance of 19.71 feet; thence turning and commencing S22°50’59”E for a distance of 5.33 feet; thence turning and commencing S67°09’31”W for a distance of 29.54 feet; thence turning and commencing N24°18’34”W for a distance of 7.5 feet; thence turning and commencing S65°41’26”W for a distance of 18.53 feet; thence turning and commencing N22°55’47”W for a distance of 2.0 feet; thence turning and commencing S67°04’14”W for a distance of 34.92 feet; thence turning and commencing N22°55’46”W for a distance of 71.34 feet; thence turning and commencing S66°56’39”W for a distance of 46.92 feet; thence continuing S66°56’39”W for a distance of 2.63 feet; thence turning and commencing S23°01’33”E for a distance of 347.25 feet to the Point Of Beginning, all measurements being a little more or less.

EXHIBIT B

DESCRIPTION OF SITES

PARCEL I

ALL THAT CERTAIN PIECE, parcel, or lot of land in Butler Township, Greenville County, South Carolina, containing 16.304 acres, more or less, shown on a Plat of property by Alvin D. Green, prepared by C. O. Riddle, Surveyor, April, 1966, revised July, 1966, recorded in the Office of the Register of Mesne Conveyances for Greenville County, South Carolina, in Plat Book PPP, at page 25, and having, according to said Plat, the following metes and bounds:

BEGINNING at an iron pin on the Southwest side of Woodruff Road (S.C. Highway 146), which point is also the joint front corner of the property herein conveyed and property of M. M. Jones, and running thence along the Southwest side of Woodruff Road, S 42-17 E, 126.6 feet to an iron pin; thence continuing along the Southwest side of said Woodruff Road, S 42-39 E, 182.7 feet to an iron pin; thence continuing along the Southwest side of Woodruff Road, S 43-34 E, 100 feet to an iron pin; thence continuing along the Southwest side of Woodruff Road, S 44-59 E, 55.15 feet to an iron pin on the Southwest side of Woodruff Road at the corner of a 60-foot street heretofore deeded by A. D. Green to Greenville County; thence along said street, around a curve, the chord of which is S 10-30 W, 22.7 feet to an iron pin; thence continuing along said 60-foot street, S 66-00 W, 1,573.8 feet to an iron pin in line of property now or formerly of Edward J. Green; thence along the line of property of Edward J. Green, N 41-36 W, 481.5 feet to an iron pin; thence N 66-59 E, 1,172 feet, a portion of which distance runs along the line of property of M. M. Jones, to an iron pin; thence continuing along the line of property of M. M. Jones, N 64-44 E, 345.1 feet to an iron pin; thence continuing along the line of property of M. M. Jones, N 57-30 E, 65.6 feet to an iron pin on the Southwest side of Woodruff Road, THE BEGINNING CORNER.

PARCEL II

ALL THAT CERTAIN PIECE, parcel, or lot of land situated, lying and being in the County of Greenville, State of South Carolina, on the South side of Green Heron Road, shown on a Plat of Alvin D. Green property, prepared by C. O. Riddle, RLS, dated April, 1966, revised July, 1966, revised November 3, 1969, and revised May 30, 1970, and having, according to said Plat, the following metes and bounds, to-wit:

BEGINNING at an iron pin on the line of Edward J. Green property, said pin being 206.7 feet Northwest of an old iron pin at the joint corner of Alvin D. Green and Edward J. Green property and running thence along said line, N 41-36 W, 200 feet to a point on Green Heron Road; thence along Green Heron Road, N 66-00 E, 45 feet to a point; thence S 28-39 E, 191.4 feet to the POINT OF BEGINNING.

EXHIBIT C

DESCRIPTION OF BUILDINGS

All the buildings, improvements and other structures or fixtures to the Land described on Exhibit A, including appurtenances and other tangible property deemed to be real property and not effectively transferred by the Bill of Sale dated as of the date hereof.

EXHIBIT D

DESCRIPTION OF EQUIPMENT

All machinery, apparatus, equipment, office facilities, furnishings and other personal property to be installed in the Buildings described on Exhibit C or at the Sites described on Exhibit B to the Lease Agreement dated as of November 1, 1998 (the “Lease”) between Greenville County, South Carolina (the “County”) as the Lessor and General Nutrition Products, Inc. (the “Company”).  On or about July 15, 1999, and each July 15 thereafter during the term of the Lease the Company shall provide a schedule or schedules detailing the Equipment placed in service during the Company’s most recently ended property tax year, which such schedule shall be a part of the Lease and provide specificity as to the Equipment covered thereby.

EXHIBIT E

DESCRIPTION OF NON-FILOT ASSETS

[This schedule to be supplied on or about July 15, 1999, and amended on or about each July 15 thereafter].